Exhibit 24.2

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Judith A. Reinsdorf and Kevin Coen, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement on Form S-4 initially filed by Tyco International plc on April 4, 2016 (File No. 333-210588), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Power of Attorney has been signed below by the following persons in the capacities indicated and on or before the 6th day of September, 2016.

/s/Alex A. Molinaroli
Alex A. Molinaroli	Chairman, Director, and Chief Executive Officer
(Principal Executive Officer)

/s/Brian Stief
Brian Stief	Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/ Suzanne M. Vincent
Suzanne M. Vincent	Vice President and Corporate Controller
(Principal Accounting Officer)

/s/David P. Abney
David P. Abney	Director

/s/Natalie A. Black
Natalie A. Black	Director

/s/Jeffrey A. Joerres
Jeffrey A. Joerres	Director

/s/Juan Pablo del Valle Perochena
Juan Pablo del Valle Perochena	Director

/s/Mark P. Vergnano
Mark P. Vergnano	Director